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                                                                    Exhibit 99.1



                     SOUTHWEST BANCORPORATION OF TEXAS, INC.

                 TO REDUCE VALUATION OF MORTGAGE SERVICING ASSET


Houston, Texas - Oct. 3, 2002 - Southwest Bancorporation of Texas, Inc. (NASDAQ:
SWBT) announced today that earnings for the third quarter will be impacted by a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset due to the decline in interest rates since June 30, and by continued pressure on its net interest margin.

     An after tax write-down of $1.9 million on the value of its MSR asset will reduce third quarter earnings by five cents per share. The quarter will be positively impacted by gains of approximately $1.2 million after tax from the sale of investment securities and from the sale of some mortgage servicing rights. For the quarter, the Company believes earnings will be an estimated $14.5 million, or 42 cents per share, or an estimated 4.5 percent over the same period last year.

     "Overall, the quarter will be good and we will have a solid year for several reasons," said Paul Murphy, president and CEO. "First, asset quality continues to reflect Southwest's commitment to a conservative credit culture. Additionally, fee income, deposit and loan growth are expected to be positive for the year. The Houston economy is performing at a satisfactory level against a backdrop of national uncertainty. The market is responding positively to the services and products which Southwest Bank of Texas excels in developing and selling."

     Murphy continued: "Interest rates are the lowest they have been in 41 years. The yield on 10-year U.S. Treasury Notes has dropped over 100 basis points since the end of June. Lower rates are benefiting the economy and SWBT. For example, lower rates are a plus for credit quality; our mortgage pipeline is at record levels, and we have significant appreciation in our investment portfolio. This recent decrease in rates, however, has caused the value of mortgage service rights throughout the industry to decline during this quarter. The result for Southwest Bank of Texas is a reduction in the expected value of the Bank's MSR, which will have a carrying value of approximately $8.7 million after the write-down."

     On the net interest margin, Murphy added: "The Bank continues to be asset sensitive and, while we had improved net interest margins in the second quarter, the decline in interest rates since the end of the second quarter has had a negative impact."

         NOTE: A conference call to discuss the MSR write-down is scheduled for Friday, October 4, 2002 at 10:30 a.m. Central Standard time. Access to that call is 800-752-1361. Reference Southwest Bank of Texas and passcode10030050.

                As previously announced, the 3rd quarter call will be on October 16, 2002 at 10:30 a.m. Central Standard time and will focus on full quarter results.

Southwest Bancorporation of Texas, Inc. is the largest independent bank holding company headquartered in Houston, Texas, with $4.5 billion in assets. The Bank focuses on commercial lending and treasury management to small and middle-market businesses, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Bank has 32 full-service branches located throughout the Houston metropolitan area.

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipated," "intend," "plan," "believe,"



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"seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Contacts:

Randy Meyer, EVP & CFO
713-235-8832
rmeyer@swbanktx.com

Sarah Peterson, SVP Investor & Corporate Communications
713-232-1115
speterson@swbanktx.com

John McWhorter, SVP & Controller
713-235-8808
johnm@swbanktx.com



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